Peter W. Wilson Joins Hamilton Board of Directors PEMBROKE, BERMUDA, May 6, 2026 — Hamilton Insurance Group, Ltd. (NYSE: HG) (“Hamilton” or the “Company”) today announced that Peter W. Wilson was elected to the Company’s Board of Directors at its Annual General Meeting of Shareholders. “I am pleased to welcome Peter to the Hamilton Board,” said David A. Brown, Board Chair. “Peter brings extensive industry and leadership experience across global specialty insurance markets, with a strong track record of disciplined underwriting, operational leadership and Board governance. Peter’s perspectives and judgment will be invaluable as the Board continues to guide Hamilton’s long- term strategy.” “Peter is a highly respected industry leader whose international experience aligns exceptionally well with Hamilton’s focus on cycle management, sustainable profitability and strategic growth,” added Pina Albo, Group Chief Executive Officer. “I look forward to working closely with Peter as we continue to advance Hamilton’s strategic priorities.” Wilson is an accomplished insurance executive with more than three decades of leadership experience across global specialty, commercial and professional liability markets. Most recently, he served as Chief Executive Officer of AXIS Insurance. He previously held senior leadership roles at CNA Insurance Companies, including President and Chief Operating Officer of CNA Specialty, and began his career at AIG. He has served on multiple insurance and reinsurance boards, including AXIS Specialty, CNA Europe and QBE Insurance Group, where he served on the Audit and Risk Committees. He is a former President of the Professional Liability Underwriting Society (PLUS) and the PLUS Foundation. About Hamilton Insurance Group, Ltd. Hamilton is a Bermuda-headquartered specialty insurance and reinsurance company that underwrites risks on a global basis through its wholly owned subsidiaries. Its three underwriting platforms: Hamilton Global Specialty, Hamilton Select and Hamilton Re, each with dedicated and experienced leadership, provide access to diversified and profitable business around the world. For more about our company, visit www.hamiltongroup.com or find us on LinkedIn at Hamilton

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